Exhibit 99.1

PRESS RELEASE	CONTACT:	Nicole Ruiz
For Immediate Release		(949) 833-8252 ext. 149
n.ruiz@tnpre.com

TNP Strategic Retail Trust’s Board Authorizes the

Acquisition of Lahaina Gateway in Lahaina, Maui

IRVINE, Calif., (October 17, 2012) – TNP Strategic Retail Trust, Inc. (the “Company”), a public non-traded REIT that invests in grocery and drug-store anchored, multi-tenant necessity retail properties and other real estate-related assets, announced today that its board of directors authorized the Company to pursue the acquisition of a multi-tenant grocery anchored retail property located in Lahaina, Maui, Hawaii commonly known as the Lahaina Gateway Center, from the bank that foreclosed on their construction loan in September 2011. The Company is purchasing the property at a substantial discount to the bank’s construction loan and the Company’s lender’s appraisal conducted in June 2012.

Lahaina Gateway is a contemporary style neighborhood retail center constructed in 2008 and has approximately 136,683 square feet of leasable area with land parcels totaling approximately 11.363 acres. The property is anchored by Foodland Farms Market, Barnes and Noble and Office Max and is approximately 80.83% leased. The property is across the street from a Safeway/CVS anchored center with significant traffic and synergy.

On September 6, 2012, the Company, through TNP SRT Lahaina Gateway, LLC, its indirect wholly owned subsidiary, entered into an Assignment of Sale Agreement with TNP Acquisitions, LLC, an affiliate of the advisor of the Company, whereby TNP SRT Lahaina Gateway assumed the Sale Agreement, dated as of June 14, 2012, relating to the acquisition of Lahaina Gateway. The Company is purchasing Lahaina Gateway at a substantial discount to replacement cost through a direct purchase of a bank owned asset in an off market transaction.

“The acquisition of Lahaina Gateway by the Company is consistent with our strategy of acquiring a mix of stabilized and value added assets. The property serves a strong tourism based demographic while also serving the needs of the community.” said TNP’s senior vice president, Steve Corea. “Best in class tenants, including Foodland Farms Market and Outback Steakhouse, provide a solid foundation for continued leasing activity at the center.”

The acquisition of Lahaina Gateway is subject to substantial conditions to closing, including: (1) the Company’s ability to obtain appropriate financing for the acquisition of Lahaina Gateway on acceptable terms; and (2) the absence of a material adverse change to the property prior to the date of the acquisition. The closing of the acquisition of the property is expected to occur in October 2012. There is no assurance that the Company will close the acquisition of the property on the terms described above or at all.

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. is a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multi-tenant necessity retail properties, located primarily in the Western United States, and real estate related assets, including investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate. TNP Strategic Retail Trust has acquired 20 shopping centers in 14 states containing approximately 2.1 million square feet at an overall purchase price of more than $259 million since November 2009. For more information regarding TNP Strategic Retail Trust, please visit www.tnpsrt.com.

About TNP

TNP is a real estate advisory company, specializing in the creation and management of real estate investment funds. TNP uses a variety of investment structures to fit the needs of its investors, which are designed for retail and high net worth individual investors. TNP is also involved heavily in both third-party property and asset management and receivership services, a key element in any successful commercial real estate investment in today’s lender-driven marketplace.

TNP

1900 Main Street, Suite 700  —  Irvine, CA 92614  —  T: (949) 833-8252 F: (949) 252-0212

www.tnpre.com

Headquartered in Irvine, California, TNP was founded in April 2008 and has six regional offices. As of October 15, 2012, TNP manages a portfolio of 144 commercial properties, in 30 states, totaling approximately 17.4 million square feet, on behalf of over 5,600 investor/owners with an overall purchase value of $2 billion. For more information regarding TNP, please visit www.tnpre.com.

Forward-looking statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: our ability to satisfy the necessary conditions to close the Morningside Marketplace acquisition, including obtaining funding; volatility in the debt or equity markets affecting the Company’s ability to acquire or sell real estate assets; national and local economic and business conditions; the Company’s ability to maintain sufficient liquidity and access capital markets; the performance of real estate assets after they are acquired; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the Company’s expectations. This release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K. Copies of these reports are available on our website and at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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Thompson National Properties, LLC

1900 Main Street, Suite 700  —  Irvine, CA 92614  —  T: (949) 833-8252 F: (949) 252-0212

www.tnpre.com